Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Announces Chief Financial Officer Transition

Current VP-Corporate Strategy & Investor Relations, Dave Wood will become CFO on June 1, 2020; Current CFO Tony Pritchett will remain with the Company until June 30

ALPHARETTA, GA. — May 26, 2020 — Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next-generation hospitality software solutions and services, today announced that Dave Wood, Vice President - Corporate Strategy & Investor Relations, will become its Chief Financial Officer on June 1, 2020. The appointment follows the resignation of Tony Pritchett, Current Chief Financial Officer, who is leaving to pursue other opportunities. Dave Wood has been the Company's Vice President, Corporate Strategy & Investor Relations since June 2019, after having served as Agilysys Vice President - Finance. Following his resignation, Tony Pritchett will remain with the Company until June 30 to assist with the transition.

Ramesh Srinivasan, President and Chief Executive Officer of Agilysys, said, "On behalf of the Board of Directors and management team, I would like to express our appreciation to Tony for his leadership, financial expertise and financial management during his tenure with Agilysys. Tony has done an outstanding job leading our efforts to improve profitability while strengthening our financial and operational teams. We wish Tony the best in his choice to pursue entrepreneurial endeavors.

“We are fortunate to have Dave Wood accept the responsibility as our next Chief Financial Officer. Dave has been with Agilysys in senior financial roles for over eight years, and knows our Company, customers and markets well. Having a candidate as strong as Dave ready for internal promotion to a key leadership role is a testament to the depth of our senior leadership team. Dave has my complete confidence as our new CFO."

“It has been an honor to be a part of this talented leadership team and to help drive the growth and profitability of Agilysys,” said Pritchett, “I have worked with Dave for many years and am confident he will provide excellent leadership, positioning Agilysys for continued success in the future. I am sincerely thankful for the opportunity to have worked for this great company, and I know that they will continue to build upon the strong foundation we have built.”

Dave joined Agilysys in 2011 as the Controller of the Hospitality Division. Since that time, he has led a variety of teams across Operations, Accounting and Finance, serving as Vice President – Finance, and subsequently as Vice President – Corporate Strategy & Investor Relations. Prior to joining Agilysys, Dave was a Senior Manager at NCR and Radiant Systems working on various Finance and Accounting functions.

“I am honored to be given the opportunity to serve as Agilysys’ CFO, and appreciate the confidence of Ramesh and the Board,” said Wood. “Tony has provided us with strong leadership, and I look forward to working with our shareholders and other stakeholders to continue positioning Agilysys as a financially strong, growing innovator in hospitality solutions.”

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, healthcare, and sports and entertainment. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across the Americas, Europe, the Middle East, Africa, Asia-Pacific, and India with headquarters located in Alpharetta, GA.

For more information, visit www.agilysys.com.

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PR Contacts:

Media: Robert Shecterle, Agilysys, Inc., 770-810-6046, robert.shecterle@agilysys.com

Investors: Dave Wood, Agilysys, Inc., 770-810-7920, dave.wood@agilysys.com